Exhibit 99.1

IsoRay Announces Third Quarter Fiscal 2018 Revenue of $1.57 Million, 23% Third Quarter-Over-Third Quarter Increase

Fifth Consecutive Quarter of Year-Over-Year Revenue Increases

RICHLAND, Wash., May X, 2018-- IsoRay, Inc. (NYSE American: ISR), a medical technology company and innovator in seed brachytherapy and medical radioisotope applications for the treatment of prostate, brain, lung, head and neck and gynecological cancers, today announced financial results for the third quarter of fiscal 2018 ended March 31, 2018.

Revenue for the third quarter of fiscal 2018 was $1.57 million, a 23% increase compared to revenue of $1.28 million for the third quarter of fiscal 2017 and a 2% increase compared to revenue of $1.54 million in the second quarter of fiscal 2018. The revenue increase was driven by the deepening traction of the Company’s new sales and marketing initiatives, launched 18 months ago, combined with the increasing effectiveness of the new sales team. Prostate brachytherapy represented 83% of total revenue for the third quarter of fiscal 2018 compared to 88% for the third quarter of fiscal 2017. Growing use of IsoRay’s exclusive Cesium-131 isotope in other cancers, such as brain, head and neck, and gynecological, among others, accounted for the difference.

Gross profit for the three months ended March 31, 2018 was $0.61 million, a 110% increase compared to $0.29 million in the three-month period ended March 31, 2017 and an improvement over the $0.53 million in the second quarter of fiscal 2018. The increase is primarily due to ongoing cost saving initiatives, including lower procurement costs and reduced staffing expenses, which included moving certain production personnel to research and development projects. Gross profit margin was 39% in the third quarter of fiscal 2018 as compared to 23% in the third quarter of fiscal 2017 and 35% in the second quarter of fiscal 2018.

Total operating expenses were $1.95 million compared to $1.68 million in the third quarter of fiscal 2017. Continued increases in research & development and sales & marketing expenses, including higher headcount, were muted by a decrease in general & administrative expenses, which included reductions in legal and consulting fees and benefits from other efficiency enhancement programs. The increase in sales resulted in higher incentive compensation. The increase in research & development expenses was related to further investment in FDA 510(k) costs and product development. Operating loss in the current period was $1.34 million compared to a $1.39 million loss in the third quarter of fiscal 2017 and a loss of $1.47 million in the second quarter of fiscal 2018.  The net loss was $1.33 million, or ($0.02) per basic and diluted share, for the third quarter of fiscal 2018 compared to a net loss of $1.36 million, or ($0.02) per basic and diluted share, for the third quarter of fiscal 2017. Basic and diluted per share results are based on weighted average shares outstanding of 55.1 million and 55.0 million for the third quarter of fiscal 2018 and 2017, respectively. IsoRay had cash, cash equivalents and certificates of deposit of $4.5 million as of March 31, 2018, and no debt.

“We’re gratified to report another strong quarter, the fifth consecutive quarter with a year-over-year increase,” said Thomas LaVoy, Chairman and Chief Executive Officer of IsoRay, Inc. “This sustained growth is a result of the increasing impact of the experienced sales team that we put in place 18 months ago and reflects the early success of IsoRay’s continued investment in providing support to our customers and raising awareness with consumers.”

“In addition, the prostate cancer market continues to benefit from a series of recent studies that have highlighted the advantages of including brachytherapy as part of a treatment regimen for high risk patients.  As a result, we continue to have physicians and surgeons returning to IsoRay as well as a growing number of procedures being conducted by our current customers. We are also working with a number of target institutions and practices to bring them through the sales and approval cycle, which can take up to 6-12 months. Taken together, we remain confident about our outlook for revenue growth going forward and our guidance for revenue growth of at least 20%, or approximately $5.8 million, for the fiscal year ending on June 30th,” concluded Mr. LaVoy.

For the first nine months of fiscal 2018 ended March 31, 2018, revenue was $4.32 million, a 27% increase compared to revenue of $3.39 million for the same period of fiscal 2017. Prostate brachytherapy represented 86% of total revenue for the first nine months of fiscal 2018 compared to 88% for the first nine months of fiscal 2017. Gross profit for the nine months ended March 31, 2018 was $1.41 million, a 315% increase compared to $0.34 million in the nine-month period ended March 31, 2017. Operating expenses were $5.76 million compared to $4.78 million for the nine months ended March 31, 2017. Operating loss was $4.36 million for the nine months ended March 31, 2018, compared to a $4.44 million operating loss for the comparable period of fiscal 2017. The net loss for the nine-month period was $4.34 million, or $(0.08) per basic and diluted share, compared to a net loss of $4.31 million, or $(0.08), per basic and diluted share, for the nine-month period of fiscal 2017. Basic and diluted per share results are based on weighted average shares outstanding of approximately 55.0 million shares in both periods.

Conference Call Details

Management of IsoRay will host a teleconference to discuss third quarter fiscal 2018 financial results on Thursday, May 3, 2018, at 4:30 p.m. Eastern Time. Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:

U.S. Participants: (877) 270-2148

International Participants: + 1-412-902-6510

Participant Passcode: 10119919

The earnings release and a replay of the call will be available through the Investor Relations section of IsoRay’s website: https://isoray.com/about/investors/pressentations/. A replay of the call will be available for one week beginning at approximately 10:00 p.m. Eastern Time on May 3, 2018. The playback can be accessed by dialing (877) 344-7529 (U.S.) and +1-412-317-0088 (International). The passcode is 10119919.

About IsoRay, Inc.

IsoRay, Inc., through its subsidiary, IsoRay Medical, Inc. is the sole producer of Cesium-131 brachytherapy seeds, which are expanding brachytherapy options throughout the body. Learn more about this innovative Richland, Washington company and explore the many benefits and uses of Cesium-131 by visiting www.isoray.com. Join us on Facebook/IsoRay. Follow us on Twitter @IsoRay.

Safe Harbor Statement

Statements in this news release about IsoRay's future expectations, including: the advantages of our products and their delivery systems, whether interest in and use of our products will increase or continue, whether the new marketing strategy will continue to increase sales, whether the changes to the sales staff will continue to result in increased sales, whether the additional resources being added to IsoRay's online presence will increase patient or clinician engagement and interest, whether use of Cesium-131 in non-prostate applications will continue to increase revenue, whether further manufacturing and production process improvements  will be completed or will result in lower costs, the advantages of Cesium-131 over Iodine-125,whether revenue will increase or will reach approximately $5.8 million in fiscal 2018 or costs will decrease in the upcoming quarters, the positive industry data fueling renewed interest in brachytherapy, strong patient results, the perception by patients of quality of life outcomes, and all other statements in this release, other than historical facts, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing IsoRay, Inc. of the protections of the safe harbor provisions of the PSLRA. It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as physician acceptance, training and use of our products, our ability to successfully manufacture, market and sell our products, our ability to manufacture our products in sufficient quantities to meet demand within required delivery time periods while meeting our quality control standards, our ability to enforce our intellectual property rights, whether additional studies are released that support the conclusions of past studies, whether ongoing patient results with our products are favorable and in line with the conclusions of clinical studies and initial patient results, patient results achieved when our products are used for the treatment of cancers and malignant diseases, successful completion of future research and development activities, whether we, our distributors and our customers will successfully obtain and maintain all required regulatory approvals and licenses to market, sell and use our products in its various forms, continued compliance with ISO standards, the success of our sales and marketing efforts, changes in reimbursement rates, the procedures and regulatory requirements mandated by the FDA for 510(k) approval and reimbursement codes, changes in laws and regulations applicable to our products, the scheduling of physicians who either delay or do not schedule patients in periods anticipated, the use of competitors' products in lieu of our products, less favorable reimbursement rates than anticipated for each of our products, and other risks detailed from time to time in IsoRay's reports filed with the SEC. Unless required to do so by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

IsoRay, Inc.

info@isoray.com

(509) 375-1202

Investors:

Stephanie Prince, Managing Director

PCG Advisory Group

sprince@pcgadvisory.com

(646) 762-4518

IsoRay, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except shares)
	March 31,	June 30,
	2018	2017
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,365	$5,932
Certificates of deposit	2,150	3,039
Accounts receivable, net of allowance for doubtful accounts of $26 and $26, respectively	970	726
Inventory	458	323
Prepaid expenses and other current assets	382	271

Total current assets	6,325	10,291

Property and equipment, net	1,229	1,054
Restricted cash	181	181
Inventory, non-current	395	513
Other assets, net of accumulated amortization	192	230

Total assets	$8,322	$12,269

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$773	$630
Accrued protocol expense	77	75
Accrued radioactive waste disposal	28	125
Accrued payroll and related taxes	105	138
Accrued vacation	140	138

Total current liabilities	1,123	1,106
Long-term liabilities:
Asset retirement obligation	583	561

Total liabilities	1,706	1,667
Commitments and contingencies

Shareholders' equity:
Preferred stock, $.001 par value; 7,001,671 shares authorized:
Series A: 1,000,000 shares allocated; no shares issued and outstanding	-	-
Series B: 5,000,000 shares allocated; 59,065 shares issued and outstanding	-	-
Series C: 1,000,000 shares allocated; no shares issued and outstanding	-	-
Series D: 1,671 shares allocated; no shares issued and outstanding	-	-
Common stock, $.001 par value; 192,998,329 shares authorized; 55,100,229 and 55,017,419 shares issued and outstanding	55	55
Additional paid-in capital	83,507	83,151
Accumulated deficit	(76,946)	(72,604)

Total shareholders' equity	6,616	10,602

Total liabilities and shareholders' equity	$8,322	$12,269

The accompanying notes are an integral part of these consolidated financial statements.

IsoRay, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(Dollars and shares in thousands, except for per-share amounts)

	Three months ended		Nine months ended
	March 31,		March 31,
	2018	2017	2018	2017

Product sales, net	$1,573	$1,282	$4,320	$3,391
Cost of product sales	964	989	2,915	3,051
Gross profit / (loss)	609	293	1,405	340

Operating expenses:
Research and development
Proprietary research and development	317	166	914	488
Collaboration arrangement, net of reimbursement	156	161	260	161
Total research and development	473	327	1,174	649
Sales and marketing	692	530	1,980	1,550
General and administrative	783	825	2,610	2,632
Change in estimate of asset retirement obligation	-	-	-	(48)
Total operating expenses	1,948	1,682	5,764	4,783

Operating loss	(1,339)	(1,389)	(4,359)	(4,443)

Non-operating income:
Interest income, net	7	29	17	89
Change in fair value of warrant derivative liability	-	-	-	27
Other income	-	-	-	20
Non-operating income, net	7	29	17	136

Net loss	(1,332)	(1,360)	(4,342)	(4,307)
Preferred stock dividends	(3)	(3)	(8)	(8)

Net loss applicable to common shareholders	$(1,335)	$(1,363)	$(4,350)	$(4,315)

Basic and diluted loss per share	$(0.02)	$(0.02)	$(0.08)	$(0.08)

Weighted average shares used in computing net loss per share:
Basic and diluted	55,100	55,017	55,058	55,015

The accompanying notes are an integral part of these consolidated financial statements.